Exhibit 10.1
[___], 2025

<Name>
<Title>
<BU>

Re: Transaction Bonus Agreement

Dear <Name>:

Comtech Telecommunications Corp. (the “Company”) recognizes and appreciates your important role with the Company, including your role in the Company’s ongoing strategic initiatives. To encourage you (“you” or the “Employee”) to continue your employment with the Company and to provide you with additional incentives in connection with the Company’s ongoing strategic initiatives, we are pleased to offer you the transaction bonus described in this letter agreement (this “Agreement”). Capitalized terms used but not defined in the body of this Agreement have the meanings set forth in Exhibit A hereto.

1.Transaction Bonus. Subject to your continued employment with the Company through a Qualifying Transaction (as defined in Exhibit A hereto), and except as described in Section 2, you will be eligible to receive a cash bonus equal to <Bonus Percentage>% of Transaction Proceeds (the “Bonus”). This Bonus will be subject to applicable tax withholdings and other authorized deductions. The Bonus will be paid on the first scheduled payroll date that follows the closing of a Qualifying Transaction; provided, however, that if any portion of the Bonus is attributable to Holdback Proceeds and Earn-Out Proceeds, such portion will be paid on the same schedule and under the same terms and conditions as apply to payments to Company generally in connection with a Qualifying Transaction; provided, however, that no portion of the Bonus shall be paid later than the fifth anniversary of the closing of a Qualifying Transaction in accordance with U.S. Treasury Regulation 1.409A-3(i)(5)(iv)(A). In the event Holdback Proceeds and/or Earn-Out Proceeds are not released from escrow or are otherwise not paid, such portion of the Bonus shall be considered forfeited and shall not be paid.

2.Effect of Termination of Employment.

(a)You will not receive any portion of the Bonus and you will forfeit any claims with respect thereto in the event that (i) you resign from employment of the Company for [any reason][without Good Reason]1 or the Company terminates your employment for Cause prior to a Qualifying Transaction (as defined in Exhibit A hereto) or (ii) the Company terminates your employment without Cause more than three (3) months prior to a Qualifying Transaction. In the event that the Company terminates your employment without Cause within three (3) months prior to a Qualifying Transaction (such termination, a “Qualifying Termination”), you will remain eligible to be paid the Bonus on the 60th day following a Qualifying Transaction, subject to your execution of an effective release of claims in a form provided by the Company, as described in Section 3 (Release and Waiver).

(b)[In addition, in the event that the Company terminates your employment without Cause or you resign with Good Reason on or prior to the first anniversary of a Qualifying Transaction, and provided that such Qualifying Transaction does not constitute a
1 For Mr. Traub: “without Good Reason”; For all other executive officers: “for any reason”

Change in Control, in lieu of the cash severance payment that would otherwise be payable under Section 5.5(d) of your Employment Agreement, you will be entitled to a cash severance payment equal to one and a half (1.5) times the sum of (x) your Base Salary as of the Termination Date plus (y) your Target Bonus for the year in which the Termination Date occurs, such amount to be paid in one lump sum within sixty (60) days following the Termination Date. Capitalized terms used but not defined in this Section 2(b) have the meanings set forth in your Employment Agreement.]2

3.Release and Waiver. Notwithstanding any provision contained elsewhere in this Agreement, the Company shall not be obligated to make any payment to you under this Agreement unless you execute (and do not revoke) a waiver and release of claims (fully releasing all claims you have or may have against the Company and its subsidiaries with respect to the Bonus) which has been prepared and presented to you by the Company. The general release, however, shall not diminish nor enlarge any rights you may have to any cash benefits under any other currently applicable retention, incentive, bonus or severance agreement between you and the Company or equity incentives under any award agreements under the Company’s equity incentive plans entered into between you and the Company for options, restricted stock units, or long-term performance shares or cash awards, retirement, disability, health or life insurance benefits under the terms of those plans applicable to you.

4.Tax Matters.
(a)Parachute Payments. If any payment or benefit you would receive in connection with a Qualifying Transaction from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (B) the largest portion, up to and including the total, of the Payment, whichever amount ((A) or (B)), after taking into account all applicable federal, state, provincial, foreign and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the following order: (1)reduction of cash payments; (2) cancellation of accelerated vesting of stock awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to you. Within any such category of Payments (that is, (1), (2), (3) or (4)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of your applicable type of stock award (i.e., earliest granted stock awards are cancelled last). Any determination required under this Section shall be made in writing in good faith by an independent advisor firm selected by the Company (the “Advisor”), which shall provide detailed supporting calculations to the Company and you as requested by the Company or you. The Company and you shall provide the Advisor with such information and documents as the Advisor may reasonably
2 For Mr. Traub only.

request in order to make a determination under this Section. For purposes of making the calculations and determinations required by this Sections, the Advisor may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Advisor’s determinations shall be final and binding on the Company and you.
(b)Application of Section 409A. It is intended that all of the benefits provided under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (“Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, this Agreement (and any definitions in this Agreement) will be construed in a manner that complies with Section 409A and incorporates by reference all required definitions and payment terms. If the Company determines that any of the payments upon a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder (a “Separation from Service”) provided under this Agreement (or under any other arrangement with you) constitutes “deferred compensation” under Section 409A and if you are a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), at the time of your Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments upon a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six (6) months and one (1) day after the effective date of your Separation from Service, or (ii) the date of your death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to you a lump sum amount equal to the sum of the payments upon Separation from Service that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above. No interest will be due on any amounts so deferred. Solely to the extent necessary for compliance with Section 409A, if the sixty (60)-day period following your Separation from Service spans two (2) calendar years, in no event will payments or benefits that constitute “deferred compensation” within the meaning of Section 409A be paid prior to the first day of such second calendar year. To the extent that a Bonus is payable in connection with Holdback Proceeds or Earn-Out Proceeds, such Bonus shall be paid on the same schedule and under the same terms and conditions as apply to payments made to the Company generally in connection with a Qualifying Transaction and all such Bonus payments shall be paid not later than five years after a Qualifying Transaction unless any such Bonus remains subject to a substantial risk of forfeiture for purposes of Section 409A. In the event that amounts are subject to such a substantial risk of forfeiture at the end of such five year period, such amounts shall be paid as soon as reasonably practicable after the substantial risk of forfeiture lapses, but in no event later than March 15th of the year following the year in which such substantial risk of forfeiture lapses, it is the intention of the parties that any portion of the Bonus that is attributable to Earn-Out Proceeds be considered an amount subject to a substantial risk of forfeiture (as determined under Section 409A).
(c)Withholding. All payments and benefits under this Agreement will be subject to all applicable deductions and withholdings, including, without limitation, obligations to withhold for federal, state, provincial, foreign and local income and employment taxes.

(d)Tax Advice. You agree to review with your own tax advisors the federal, state, provincial, local and foreign tax consequences of participation in this Agreement. You will rely solely on such advisors and not on any statements or representations of the Company or any of its agents. You understand that you (and not the Company) will be responsible for your own tax liability that may arise as a result of this Agreement.
5.Detrimental Activity. Notwithstanding anything to the contrary in this Agreement, in the event that you engage in Detrimental Activity prior to, or during the one year period following, the payment date of the Bonus, the Company may direct (at any time, within one year thereafter) that the Bonus shall be immediately forfeited to the Company and you shall immediately pay over the total of any net payments received. “Detrimental Activity” shall include any of the following: (i) unauthorized disclosure of any confidential or proprietary information of the Company or any of its subsidiaries or affiliates; (ii) any activity that would be grounds to terminate your employment or service with the Company or any of its subsidiaries for Cause as defined herein; (iii) the breach of any agreement containing restrictive covenants with the Company or its affiliates; or (iv) fraud or conduct contributing to any financial restatements or irregularities, as determined by the Company in its sole discretion.

6.General Provisions.
(a)Governing Law. The validity, construction, and performance of this Agreement shall be governed by and interpreted in accordance with the laws of Delaware, without giving effect to any choice of law rules thereof that would result in the application of the laws of any other jurisdiction. Each party hereto hereby irrevocably and unconditionally: (i) submits to the jurisdiction of state courts and any federal court sitting in Delaware for purposes of any suit, action or other proceeding arising out of or relating to this Agreement, that is brought by or against the other party; and (ii) waives any objection to the laying of venue of any such suit, action or proceeding in any such court. Each party hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IS EXPRESSLY AND IRREVOCABLY WAIVED.
(b)Unfunded Benefit. This Agreement is unfunded, and benefits hereunder will be paid only from the general assets of the Company (or any successor to the Company, including any successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company). Your rights to the benefits set forth in this Agreement are solely that of an unsecured general creditor of the Company or its successor.
(c)Entire Agreement. This Agreement embodies the complete agreement and understanding between you and the Company with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements, or representations by or between you and the Company, written or oral, which may be related to the subject matter hereof in any way. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is in writing and signed by the Company.

(d)No Implied Employment Contract. This Agreement will not be deemed to (a) give any employee or other person any right to be retained in the employ of the Company, or (b) interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.
(e)Transfer and Assignment. Your rights and obligations under this Agreement may not be transferred or assigned without the prior written consent of the Company. The Company may assign this Agreement to any of its subsidiaries or affiliates without your prior written consent. This Agreement will be binding upon any surviving entity resulting from a Qualifying Transaction and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.
(f)Conditions Precedent. You acknowledges and agrees that there is no guarantee that a Qualifying Transaction or a Qualifying Termination will occur. In the event that a Qualifying Transaction is abandoned or does not occur, this Agreement and any rights and benefits under this Agreement shall automatically terminate.
(g)Waiver. Any party’s failure to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of this Agreement. The rights granted to the parties herein are cumulative and will not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.
(h)Severability. Should any provision of this Agreement be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.
(i)Section Headings. Section headings in this Agreement are included only for convenience of reference and will not be considered part of this Agreement for any other purpose.
(j)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

[Signature page follows]

Please acknowledge by signing below, that you have read, understood, and agree to the terms of this Agreement.

Sincerely yours,

Jennie Kerr
Chief People Officer

Acknowledged and agreed.

_____________________________
<Employee Name>
Date: _____________________, 2025

EXHIBIT A
DEFINITIONS
(a)“Cause” means (x) in the case where there is an employment agreement in effect between the Employee and the Company (or an affiliate thereof), the definition of “Cause” set forth in that agreement or (y) in the case where there is no employment agreement in effect between the Employee and the Company (or an affiliate thereof), any of the following events as determined by the Company, in its discretion: (i) Employee’s willful misconduct, gross negligence, material dishonesty, misappropriation, breach of fiduciary duty or fraud with regard to the Company or any of its assets or businesses, (ii) Employee’s conviction of or pleading of guilty or nolo contendere with regard to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (iii) Employee’s material failure to perform Employee’s duties (other than a failure resulting from Employee’s disability), (iv) Employee’s deliberate failure to comply with any valid and legal directive of the Board; (v) Employee’s material violation of the Company’s written policies or codes of conduct, including written policies relating to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or (vi) Employee’s material breach of any obligation under this Agreement or any other written agreement with the Company. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, Employee shall have ten (10) business days from the delivery date of the notice of termination within which to cure any acts constituting Cause. The Company may place Employee on paid leave for up to 60 days while it is determining whether there is a basis to terminate Employee’s employment for Cause (and, to the extent applicable, such paid leave will not constitute “Good Reason” under Employee’s employment or compensation agreements or arrangements).
(b)“Code” means the Internal Revenue Code of 1986, as amended.
(c)“Company” means Comtech Telecommunications Corp., a Delaware corporation, and its successors and assigns, including any successors or assigns as a result of a Qualifying Transaction.
(d)“Earn-Out Proceeds” shall mean any portion of the Transaction Proceeds that (i) is paid following the closing of a Qualifying Transaction and (ii) is contingent upon the performance of the divested business following the closing of a Qualifying Transaction. For purposes of clarity, the Employee shall not have any right to a Bonus (or portion of a Bonus) hereunder with respect to any Earn-Out Proceeds unless and until the relevant performance targets or metrics are actually achieved and such proceeds (as finally determined) are paid to the Company.
(e)[“Employment Agreement” means that certain Employment Agreement, dated November 27, 2024, by and between the Employee and the Company.]3
(f)“Holdback Proceeds” means any portion of the Transaction Proceeds held in an escrow fund or otherwise held back for indemnification or other claims. For purposes of clarity, the Employee shall not have any right to any Bonus (or portion of a Bonus) hereunder with respect to any Holdback Proceeds unless, until and to the extent such proceeds are paid to the Company.
(g)“Qualifying Transaction” means the consummation of a Specified Permitted Individual Disposition (as defined in the Senior Credit Agreement, including any communication by the Agent or Revolving Agent thereunder) on or prior to December 31, 2026.
(h)“Senior Credit Agreement” means that certain Credit Agreement, dated as of June 17, 2024, by and among the Company, the lenders party thereto, Wingspire Capital LLC, as revolving agent,
3 For Mr. Traub only.

and TCW Asset Management Company LLC, as administrative agent, as amended, restated, supplemented, refinanced, replaced or otherwise modified through the date hereof.
(i)“Transaction Proceeds” means an amount equal to the aggregate value of cash and/or property (e.g., securities, notes, etc.) paid to the Company in connection with a Qualifying Transaction (before deducting any transaction expenses, indebtedness or similar purchase price reductions set forth in the definitive agreement for such Qualifying Transaction) prior to any payment of the Bonuses or any similar transaction bonuses (all as determined by the Company in good faith). Transaction Proceeds shall include any Holdback Proceeds and Earn-Out Proceeds to the extent such amounts are paid to the Company. In the event that all or part of the consideration paid to the Company in connection with a Qualifying Transaction is in the form of securities, the Transaction Proceeds shall be deemed to include the fair market value of such securities, determined on the same basis on which such securities were valued in the transaction.